 Exhibit 10.8
MINERAL EXPLORATION AND OPTION AGREEMENT

(Final  1/29/10)

THIS MINERAL EXPLORATION  and OPTION AGREEMENT (the “Agreement”), dated this _____ day of _________, 2010 between Limestone Resources, L.L.C., an Arizona Limited Liability Company, (herein called “Limestone”), Eagle Hill Arizona Uranium, L.L.C., an Arizona limited liability company (herein called “Eagle Hill LLC”) , (herein collectively called “Permittees”), Snowdon Resources Corporation, a Nevada corporation (herein called “Snowdon”) and Quaterra Alaska, Inc., an Alaska corporation authorized to do business in Arizona, (herein called “Quaterra”).

Recitals

1.           Eagle Hill LLC, Eagle Hill Exploration Corporation (the sole member of Eagle Hill LLC and referred to herein as “Eagle Hill Corp”) and Snowdon are parties to an unrecorded Agreement and Mutual Release dated June 20, 2009 (filed by Snowdon Form 8-K in the U.S. Securities and Exchange Commission on July 24, 2009) the “Snowdon Agreement”).

2.           In the Snowdon Agreement, Snowdon agreed to cancel a $20,260 debt owed by Eagle Hill Corp to Snowdon, and Eagle Hill Corp and Eagle Hill LLC agreed to assign to Snowdon Arizona State Mineral Exploration Permit (“MEP”) Nos. 08-111148, 08-111081, 08-111685, 08-111686 and 08-111687 reserving to Eagle Hill Corp a 1% net smelter return royalty for mineral production from lands subject to the aforesaid MEP’s with a maximum payment of $400,000.00.

3.           Snowdon and Eagle Hill LLC allowed MEP 08-111081 to expire without renewal and Limestone was issued MEP 08-114280 applying to the same state lands as were subject to MEP 08-111081 (the “Limestone Permit”).

4.     Snowdon has agreed to pay to Eagle Hill Corp the 1% net smelter return royalty from the royalty that Snowdon receives from Quaterra as provided for herein for production from the lands included in MEP Nos. 08-111148, 08-111685, 08-111686 and 08-111687 (the “Eagle Hill LLC Permits”) and including production from the lands included in the Limestone Permit.  The Limestone Permit and the Eagle Hill LLC Permits are referred to herein collectively as the “Exploration Permits”.

5.   From the royalty that Snowdon receives from Quaterra as provided for herein for production from the lands included in any or all of the Exploration Permits, minus the 1% net smelter return royalty that Snowdon pays to Eagle Hill Corp, Snowdon has agreed to pay to Limestone 20% of that remainder received by Snowdon.

6.           In the Snowdon Agreement, Eagle Hill LLC, Eagle Hill Corp and Snowdon have agreed that the royalty payments recited in Recital 4 herein terminate when the total royalty payments made to Eagle Hill Corp have reached the cumulative total amount of $400,000.00.

7.           The lands subject to the Limestone Permit and the Eagle Hill LLC Permits are referred to herein collectively as the “Permitted Property” and described in Exhibit A hereto.

8.           Quaterra desires to explore the state lands that are subject to the Limestone Permit and the Eagle Hill LLC Permits and, contingent upon the results of such exploration and in its sole discretion, to receive an assignment of some or all of the Exploration Permits from Limestone and/or Eagle Hill LLC as set forth herein.

Accordingly, in consideration of the premises and of other valuable consideration, the receipt and adequacy of which are acknowledged by the Parties, the Parties hereto hereby agree as follows:

1.           Grant.

Permittees and Snowdon hereby grant unto Quaterra the exclusive right to conduct exploration of the Permitted Property and the option to receive an assignment of any or all of the Exploration Permits, together with the right to exercise all rights thereunder.  Permittees and Snowdon further grant unto Quaterra the exclusive right to assign this Agreement and any mineral lease or leases obtained, including any portion or portions of the Permitted Property, provided that any assignee shall agree in writing to comply with all terms of this Agreement and with the Exploration Permits.   It is specifically understood that this Agreement is not an assignment of the Exploration Permits and that any such assignment would require the approval of the Arizona State Land Commissioner.  Permittees and Snowdon further grant to Quaterra the exclusive option to receive an assignment of some or all of the Exploration Permits pursuant to Section 7 hereof.

2.           Term.

Unless sooner terminated under the termination provisions herein, the term of this Agreement shall be for a term ending one (1) year (365 days) after the Effective Date (the “Termination Date”).

3.           Rights and Obligations of Quaterra.

a.           Exploration and Option Period.

Quaterra shall be allowed the exclusive privilege of exercising exploration rights on the Permitted Property for a period of one (1) year after the Effective Date.   Quaterra shall have the right to terminate this Agreement as to any or all of the Exploration Permits at any time on or before the Termination Date by giving written notice to Permittees and Snowdon as provided in Sections 8 and 9 hereof.   If Quaterra does not give such notice, Quaterra will be deemed to have exercised its option to receive the assignments of the Exploration Permits.

b.           Payment of Rentals and Performance of Exploration Requirements.

During the term of this Agreement, Quaterra shall pay to the Arizona State Land Department the rentals required by A.R.S. §§ 27-251 and 27-253 and shall perform the exploration work (or make payments in lieu thereof) required by A.R.S. § 27-252(A)(5), which come due prior to one hundred twenty (120) days before the Termination Date; provided, however, that Quaterra shall not be obligated to pay such rentals or perform such exploration work (or make payments in lieu thereof) for any Exploration Permit for which this Agreement is terminated prior to one hundred twenty (120) days before the Termination Date.

c.           Mineral Lease Application.

After Quaterra exercises, or is deemed to exercise, the option for the assignment to Quaterra of any or all of the Exploration Permits, Quaterra shall have the right to apply to the State Land Department for a Mineral Lease or Mineral Leases pursuant to A.R.S. § 27-254.

d.           Royalty Payments to Snowdon.

For minerals that Quaterra produces from the lands included in the Exploration Permits, Quaterra shall pay to Snowdon a royalty in the amount equal to twenty-five percent  (25%) of the amount of the royalty that Quaterra pays to the State of Arizona for such production.  The royalty to be paid by Quaterra to Snowdon hereunder shall be due and payable within thirty (30) days after Quaterra pays the royalty to the State.   Such royalty payments made by Quaterra to Snowdon are the total royalty payments that Quaterra is obligated to pay to Snowdon, Eagle Hill LLC and Eagle Hill Corp.

e.           Royalty Payments to Limestone.

From the royalty that Snowdon receives from Quaterra for mineral production from the lands included in any or all of the Exploration Permits, minus the 1% net smelter return royalty that Snowdon pays to Eagle Hill Corp, Snowdon agrees to pay to Limestone 20% of that remainder received by Snowdon.  The royalty to be paid by Snowdon to Limestone shall be due and payable within thirty (30) days after Quaterra pays its royalty to Snowdon.

f.           Royalty Payments to Eagle Hill Corp.

From the royalty that Quaterra pays to Snowdon for minerals that Quaterra produces from lands subject to the Eagle Hill LLC Permits, Snowdon shall pay to Eagle Hill Corp a royalty in the amount of one percent (1%) of net smelter returns.  The royalty to be paid by Snowdon to Eagle Hill Corp shall be due and payable within thirty (30) days after Quaterra pays its royalty to Snowdon.

             g.       Termination of Royalty Payments to Eagle Hill Corp.

The royalty payments to be made by Snowdon to Eagle Hill Corp set forth in Section 3f above shall terminate when such total payments to Eagle Hill Corp total Four Hundred Thousand Dollars ($400,000.00), and all obligations of the Parties under the Snowdon Agreement shall be deemed satisfied.

h.           Payment of Royalty.

All royalty payments made by Quaterra and Snowdon shall be accompanied by the settlement sheets or a similar statement showing the basis upon which the payments were computed.  Any adjustments of the royalty payments due shall be made within thirty (30) days from the completion of any annual audit by the recipient of such payments, which audit shall be completed for each year on or before March 1 for the previous calendar year.  The recipients of such payments may, in their sole discretion and expense, conduct such an annual audit of the relevant accounts and books relating to such production, but in the event such party elects not to conduct such an audit by March 1 of any year, then such party shall have waived its right to dispute the amount of the royalty for that previous year.  Each Party hereto agrees to treat all information received hereunder as confidential and not to disclose the same without prior written permission of the other Parties.

i.           Method of Making Payments.

All payments required hereunder may be mailed or delivered to the addresses set forth in Section 9 hereof or to any other address as the payee may instruct in writing.  Upon making royalty payments to Snowdon, Quaterra shall be relieved of any responsibility for the distribution of payments to Limestone and Eagle Hill Corp.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

j.           Fractional Interest.

All payments under this Agreement, unless specified otherwise, are based on the grants by the Permittees and Snowdon of their respective full undivided rights and title to the Exploration Permits, and to any Mineral Leases issued for such Permits, subject to the rights of, and obligations owed to, the State of Arizona.   If such rights and titles are less than such full interest, all payments made hereunder shall be paid in the same proportion thereof as the respective undivided rights and title actually owned by the Permittees and Snowdon bear to the entire undivided rights and title to such Permits or the areas included therein.

4.           Inspection and Reports.

Permittees and Snowdon (or their respective agent with authorization in writing), at their or their respective agents’ risk and expense, may enter upon the Permitted Property to inspect the same at such times and upon such notice to Quaterra as shall not, in Quaterra’s reasonable opinion, unreasonably or unnecessarily interfere with the operations of Quaterra.

5.           Operations.

a.           Conduct of Operations.

All work performed by Quaterra on Permitted Property pursuant to this Agreement shall be done in a good and workmanlike manner and in compliance with all state or federal laws and regulations governing such operations.  Quaterra shall further comply with all the terms and any special conditions imposed by the State of Arizona under the Exploration Permits or any resulting Mineral Lease(s).  Any bonds required by the State of Arizona, as well as any reclamation bonds in addition to those already posted by Permittees, shall be posted and paid for by Quaterra, except that any bonds required from Permittees prior to the Effective Date shall remain their own responsibility.  Quaterra shall be responsible for reclamation and bonding for its operations as required by a state-approved reclamation plan.

b.           Work Commitment.

Quaterra shall be required to spend in work on the Permitted Property or make the payments in lieu thereof, the amounts required by such Permits.  Quaterra shall deliver to Permittees and Snowdon copies of exploration data for such lands consisting of geological maps, drill hole location maps, drill hole data, and technical data sheets annually.  The Parties receiving such information agree to treat all such information received hereunder as confidential and not to disclose the same without prior written permission of Quaterra.

c.           Payment of Taxes.

Quaterra shall pay all taxes levied against its improvements on the land subject to the Exploration Permits.  If the land subject to the Exploration Permits is placed into production, Quaterra shall pay all ad valorem taxes assessed against Quaterra’s interests in the land subject to the Exploration Permits used in commercial development and shall, in addition, pay all taxes related to production of minerals from such land.  In no event shall Quaterra be liable for any taxes levied or measured by income of Permittees or Snowdon , or for taxes applicable to or levied against or based upon royalty payments made to Permittees or Snowdon under this Agreement.  Quaterra shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes or assessments before it shall be required to pay the same.

6.           Title Matters.

a.           Representations and Warranties.

Permittees and Snowdon represent and warrant to Quaterra that:  (1) their respective Exploration Permits have been issued, and all obligations there under have been paid or performed to satisfy the requirements of the State of Arizona until the Effective Date, and no claim of default has been issued and Permittees and Snowdon are not aware that any cause for any claim of default exists, (2) subject to the paramount interest of the State of Arizona, Permittees and Snowdon are vested with the respective full undivided permitted rights to the Exploration Permits, and (3) Permittees  and Snowdon have the full right, power and capacity to enter into this Agreement upon the terms set forth herein and subject to the requirements of all statutes, regulations and the authority for the Arizona State Land Department applicable to their respective Exploration Permits.

b.           Title Documents; Data.

Upon written request of Quaterra at any time during the term hereof, Permittees and Snowdon shall promptly deliver to Quaterra all abstracts of title to and copies of all title documents affecting their respective Exploration Permits that Permittees or Snowdon have in their possession.  If Permittees or Snowdon are in possession or know the whereabouts of technical data concerning their respective Exploration Permits, Permittees and Snowdon shall furnish copies of such materials to Quaterra upon execution of this Agreement.

c.           Title Defects, Defense and Protection.

If (1) in the opinion of counsel retained by Quaterra, Permittees’ or Snowdon’s rights to their respective Exploration Permits are defective or less than as represented herein, or (2) rights to such Permits are contested or questioned by any person, entity or governmental agency and (3) Permittees and Snowdon are unable or unwilling to promptly correct the defects or alleged defects in such rights, Quaterra may attempt, to perfect, defend or initiate litigation to protect such rights.   In that event, Permittees and Snowdon shall take such actions as are reasonably necessary to assist Quaterra in its efforts to perfect, defend or protect such title.

d.           Mineral Lease Proceedings.

Upon request of Quaterra at any time or times during the term of this Agreement, Permittees and Snowdon agree to undertake necessary proceedings to obtain a mineral lease or leases to any or all portions of the  Permitted Property.  Quaterra shall pay all fees and costs, prepare all documents and compile all data and comply in all respects with the applicable law, all at the expense of Quaterra.  Permittees and Snowdon shall execute any and all documents required for this purpose and shall cooperate fully with Quaterra in the lease application proceedings subsequent thereto.  If Permittees or Snowdon begin such proceedings and this Agreement is terminated while the proceedings are pending, Quaterra shall have no further obligation with respect thereto except to pay any unpaid expenses accrued in such proceedings prior to its request to discontinue or prior to termination, whichever occurs first.

e.           General.

Nothing herein contained and no notice or action that may be taken under this Section 6, shall limit Quaterra’s right to terminate this Agreement in the manner herein provided.  Permittees, Snowdon and Quaterra acknowledge and agree that all rights and obligations under this Agreement are subject to all statutes, regulations, and authority of the Arizona State Land Department, applying to the Exploration Permits.

7.           Exercise of Option.

If Quaterra elects to exercise the option hereunder for Limestone or Eagle Hill LLC or Snowdon to assign their respective Exploration Permits to Quaterra, Quaterra shall give written notice to Permittees and Snowdon prior to the termination of this Agreement.   Within twenty-one (21) days after such notice, or within twenty-one (21) days after Quaterra shall be deemed to have exercised the option pursuant to Section 3.a. hereof, Permittees, Snowdon and Quaterra shall execute and file in the Arizona State Land Department the forms of “Application for Assignment of Lease, Permit or Right-of-Way” for the assignment of the respective Permits directly from Limestone and/or Eagle Hill LLC to Quaterra.  Quaterra shall pay the filing fees for said Application.

8.           Termination; Removal of Property; Data.

a.           Termination by Permittees or Snowdon.

If Quaterra defaults in the performance of its obligations hereunder, Permittees or Snowdon may give Quaterra written notice specifying the default.  If the default is not cured within thirty (30) days after Quaterra has received such notice, or if Quaterra has not within that time begun action to cure the default and does not thereafter diligently prosecute such action to completion, Permittees or Snowdon may, as their sole and exclusive remedy for such breach, terminate this Agreement by delivering to Quaterra written notice of such termination, subject to Quaterra’s right to remove its property and equipment from the Permitted Property, as hereinafter provided.   Permittees’ and Snowdon’s right to terminate this Agreement shall be their sole remedy for any defaults under this Agreement.  Notwithstanding the termination of the Agreement due to Quaterra’s default under this Agreement, Quaterra shall remain liable and Permittees and Snowdon shall remain entitled to, any such due, owing, and unpaid royalties hereunder.   If Quaterra in good faith disputes the existence of a default, Quaterra shall initiate appropriate action in a court of competent jurisdiction within the 30-day period, and the time to cure shall run from the date of a final determination that a default exists.  In any such court action, the prevailing party shall be entitled to recover its costs and attorney fees.  Permittees and Snowdon shall have no right to terminate this Agreement except as set forth in this Section 8.a.

b.           Termination by Quaterra.

Quaterra shall have the right to terminate this Agreement as to any or all of the Exploration Permits upon written notice from Quaterra to Permittees and Snowdon.

c.           Effect of Termination.

From and after the Termination Date except by exercise of the option pursuant to Section 7 hereof, all right, title and interest of Quaterra under this Agreement shall terminate, and Quaterra shall not be required to perform any further obligations hereunder concerning the Exploration Permits, except payments and obligations provided for in Section 3.b. hereof and the obligations related to reclamation of surface disturbance and improvements thereon caused or created by Quaterra.

d.           Removal of Property.

Upon any termination or expiration of this Agreement, Quaterra may remove, or if requested by Permittees, shall remove, from the Permitted Property, within sixty (60) days after the Termination Date, all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon, except supports placed in shafts, drifts or openings in the lands subject to the Permits.  Failure of Quaterra to so remove the same shall constitute abandonment by Quaterra to Permittees of the same unless Permittees have required such removal.

e.           Relinquishment of Record.

If this Agreement is terminated or otherwise expires as to any of the Exploration Permits, Quaterra shall provide Permittees and Snowdon with a recordable document sufficient to provide notice that Quaterra no longer asserts rights, to such Permits under this Agreement.

9.           Notices.

Any notice or communication required or permitted hereunder shall be effective when personally delivered or deposited, postage prepaid, certified or registered, ion the United States mail to, or by facsimile message with receipt verified, to the addresses below:

To Quaterra:                                                                To Snowdon:

Mr. Eugene D. Spiering                                                                Mr. Robert M. Baker
Quaterra Alaska, Inc.                                                                Snowdon Resources Corporation
1100-1199 West Hastings Street                                                      789 West Pender Street  Ste 1010
Vancouver, BC                                                                Vancouver, British Columbia
Canada V6E 3T5                                                                Canada V6C 1H2
Facsimile No. 604/688-4670                                                                Facsimile No. 604/606-7980

To Limestone:                                                                To Eagle Hill LLC:

Limestone Resources, L.L.C.               Eagle Hill Arizona Uranium, L.L.C.
9314 West Willowbrook Drive                                                                3040 North Campbell Ave., #110
Sun City, AZ  85373                                                                Tucson, AZ  85719
Facsimile No. 623/388-4122                                                                Facsimile No. _______________

Any Party may, by notice to the other given as aforesaid, change its mailing address for future notices.

10.           Binding Effect; Assignment.

The rights of any Party hereunder may be assigned in whole or in part and the provisions hereof shall inure to the benefit of and be binding upon the heirs, personal representatives, beneficiaries, successors and assigns, but no change or division of ownership of the Exploration Permits or payments hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of Quaterra, Permittees or Snowdon hereunder.  No such change or division in the ownership of the Exploration Permits shall be binding for any purpose until the first day of the month next succeeding the month in which such person acquiring any interest of such shall furnish evidence to Quaterra, transfer or division of ownership, including such person’s agreement in writing to be bound by this Agreement.

11.           Force Majeure.

If Quaterra is delayed or interrupted in or prevented from exercising its rights or performing its obligations, as herein provided, by reasons of “force majeure,” then, and in all such cases, Quaterra shall be excused, without liability, from performance of its obligations set forth in this Agreement (except as to obligations to pay the royalty set forth in Subsections b and d of Section 3, but the obligations shall again come into full force and effect upon the termination of the period of delay, prevention, disability or condition.   Quaterra shall notify Permittees and Snowdon of the beginning and ending date of any period of force majeure, and the period of time required for performance under this Agreement shall be extended for the period of the disability.   “Force majeure” includes all disabilities arising from causes beyond the reasonable control of Quaterra, including without limitation, acts of God, accidents, fires, damages to facilities, labor troubles, unavailability of fuels, supplies and equipment, orders or requirements of courts or government agencies, civil disorder, terrorist attacks or the inability to obtain environmental clearance or operating permits that may be required by governmental authorities.

12.           Right of First Refusal.

If Permittees or Snowdon receives a bona fide offer to purchase all or any part of their interest in this Agreement or their retained interest in the royalty, and which the Permittees or Snowdon are willing to accept, Permittees or Snowdon shall promptly notify Quaterra of the terms of and conditions of the offer.  Quaterra shall have thirty (30) days to notify the Permittees or Snowdon of its intention to exercise a right either to (1) submit an offer under the same terms and conditions; or (2) waive a right.  A failure to respond shall be deemed a waiver of the right. If Quaterra elects to exercise its right, the transfer shall be consummated under the same terms and conditions of the original offer, with the exception, that the dates shall be extended to permit Quaterra the same length of time for closing, inspection, resolution of contingencies, or other time frames that would have been permitted under the original offer.  If Quaterra waives its right, the Permittees or Snowdon shall have the period of time fixed within the original offer (plus any extensions thereof not to exceed 90 days) within which to consummate the transfer.

13.           Memorandum.

The Parties to this Agreement agree to execute and record a Memorandum or Short Form of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded in the official records of Mohave County, Arizona, and filed, if deemed appropriate by Quaterra, in the State of Arizona State Land Department.

14.           Construction.

a.           Governing Law.

This Agreement shall be construed by the internal laws but not the laws of conflict of the State of Arizona.

b.           Headings.

The headings used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement for purposes of construction.

c.           No Implied Covenants.

It is expressly agreed that no implied covenant or conditions whatsoever shall be read into this Agreement relating to any time frame as the measure of diligence for prospecting, mining, resumption of mining if mining operations once commenced are suspended, or any other operations of Quaterra hereunder.

d.           Integration.

The entire agreements and understandings of the parties with reference to the Exploration Permits are contained in this Agreement, and this Agreement supersedes all prior agreements and understandings regarding the Permits.

e.           Time is of the Essence.

Time is of the essence in this Agreement.

f.           Recitals.

The Parties agree that the Recitals in this Agreement accurately state the information stated in the Recitals.

g.           Effective Date.

The “Effective Date” of this Agreement is the last date on which the signatories below execute this Agreement.

SIGNED, effective as of the Effective Date recited above.

EAGLE HILL ARIZONA                                                   QUATERRA ALASKA, INC.
URANIUM, LLC

By:   s//s P. Bradley Kitchen                                              By:  s//s Eugene D. Spiering

Print Name: P. Bradley Kitchen                                          Print Name:    Eugene D. Spiering
Title:    President                                                                Title:   V.P. Exploration
Date:    Feb. 11/10                                                             Date:      29 January 10

LIMESTONE RESOURCES,                              SNOWDON RESURCES
L.L.C.                                                                               CORPORATION

By:    s//s Fred B Brost                                                      By:     s//s R.M. Baker

Print Name:   Fred B. Brost                                               Print Name:    Robert M. Baker
Title:   Partner                                                                    Title:   President
Date:     2/6/2010                                                              Date:   1/29/2010